Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Openwave Systems Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-109547, 333-130042) and Form S-8 (Nos. 333-81215, 333-35394, 333-36832, 333-40850, 333-67200, 333-67186, 333-44926, 333-40840, 333-54726, 333-46142, 333-97925, 333-84522, 333-115081, 333-140691, 333-131008, 333-128926) of Openwave Systems Inc. of our report dated December 1, 2006, except as to note 3, which is as of May 10, 2007, with respect to the consolidated balance sheets of Openwave Systems Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2006, and our report dated December 1, 2006, except as to the third, fourth and fifth paragraphs of Management’s Report on Internal Control over Financial Reporting (as restated), which are as of May 10, 2007, with respect to management’s restated assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006 annual report on Form 10-K/A of Openwave Systems Inc.

Our report dated December 1, 2006, except as to the third, fourth and fifth paragraphs of Management’s Report on Internal Control over Financial Reporting (as restated), which are as of May 10, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2006, expresses our opinion that Openwave Systems Inc. did not maintain effective internal control over financial reporting as of June 30, 2006, because of the effect of material weaknesses on the achievement of objectives of the control criteria and contains explanatory paragraphs that state that (i) the Company had insufficient internal technical expertise and ineffective policies and procedures to ensure proper accounting for income taxes, including deferred income taxes, and (ii) the Company did not have policies and procedures providing for a comprehensive analysis of the impact of non-cash items on the statement of cash flows and related disclosures.

Our report dated December 1, 2006, except as to the third, fourth and fifth paragraphs of Management’s Report on Internal Control over Financial Reporting (as restated), which are as of May 10, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2006, contains an explanatory paragraph that states Openwave acquired Musiwave during fiscal 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2006, Musiwave’s internal control over financial reporting.

As discussed in Note 3 to the consolidated financial statements, the consolidated financial statements as of June 30, 2005 and 2006 and for each of the years in the three-year period ended June 30, 2006 have been restated.

As discussed in Note 1(k) to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123(R), Share Based Payments, on July 1, 2005.

As discussed in the fifth paragraph of Management’s Report on Internal Control Over Financial Reporting, management’s assessment has been restated to include an additional material weakness.

/s/ KPMG LLP

Mountain View, California

May 10, 2007